Exhibit 3.14
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MEDASSETS SERVICES LLC
(FKA MEDASSETS FINANCIAL SERVICES LLC)
          This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of MedAssets Services LLC, (the “Company”) dated as of July 23, 2009 by and among MedAssets, Inc., a Delaware Corporation (the “Member”), the Member of the Company as provided on the signature page hereto.
WITNESSETH:
          WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, (the “Act”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on April 18, 2007 to organize MedAssets Financial Services LLC;
          WHEREAS, a Certificate of Amendment was filed on August 19, 2008, changing the Company’s name from MedAssets Financial Services LLC to MedAssets Services LLC;
          WHEREAS the Interest Certificate attached herewith transfers ownership of the Company from MedAssets Net Revenue Systems, LLC, a Delaware Limited Liability Company, to MedAssets, Inc., a Delaware Corporation;
          WHEREAS the original limited liability company agreement of the Company was executed as of April 18, 2007 (the “Original Agreement”); and
          WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as of the date hereof as more fully set forth below.
          NOW, THEREFORE, the undersigned hereby resolves as follows:
     1. Name.
          (a) The name of the limited liability company shall be MedAssets Services LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Member in order to comply with local law.
          (b) The undersigned resolves to continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that its rights and liabilities shall be as provided in the Act for members except as provided herein.
     2. Business.
          The Company was formed for the object and purpose of, and the Company’s business shall remain, to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

     3. Principal Place of Business.
          The principal office of the Company shall be located at 100 North Point Center East, Suite 200, Alpharetta, GA 30022 or such other place as the Member may designate from time to time.
     4. Duration.
          The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement. The Member may terminate this Agreement and dissolve the Company at any time.
     5. Fiscal Year.
          The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year, unless such fiscal year is disapproved by the Internal Revenue Service, in which event the fiscal year shall be as otherwise designated by the Member and approved by the Internal Revenue Service.
     6. Member.
          (a) The Member, having an address at 100 North Point Center East, Suite 200, Alpharetta, GA 30022, shall be the sole member of the Company. The Member hereby resolves to operate the Company in accordance with the terms of this Agreement.
          (b) The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.
     7. Management.
          (a) Board of Directors.
               (i) Except for decisions or actions requiring the approval of the Member as provided by non-waivable provisions of the Act or applicable law, (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the board of directors of the Company (the “Board of Directors” or the “Board”) and (B) the Board of Directors may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Member. The Board of Directors may be elected (as well as removed or replaced with or without cause) by the Member.
               (ii) Regular meetings of the Board of Directors may be held upon at least ten (10) days’ notice to all representatives of the Board of Directors at such time and place as shall from time to time be determined by resolution of the Board of Directors. Special meetings of the Board of Directors shall be called by the Chairman of the Board at the request of any Board representative on not less than two business days’ notice to the other representatives of the Board of Directors, delivered personally or by facsimile and confirmed by telephone. Notice of a meeting need not be given to any Board representative who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Board representative. The business transacted at a special meeting will be limited to the purposes stated in the notice of the meeting unless otherwise approved by all Board representatives. At all properly noticed meetings of the Board of Directors, the presence of a majority of the Board representatives shall constitute a quorum for the transaction of business.
               (iii) Board representatives may participate in a meeting of the Board of Directors by means of conference call or any similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
               (iv) All decisions to be made and actions to be taken by the Board of Directors shall be determined by the vote of a majority of the entire Board of Directors.
               (v) Any action which may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Board representatives.
               (vi) Representatives of the Board of Directors shall not receive any compensation for their services to the Company in such capacity. However, Board representatives may be reimbursed by the Company for reasonable expenses (including travel expenses) that are incurred by them in the performance of their duties hereunder (including attendance of meetings of the Board of Directors).
               (vii) A majority of the entire Board of Directors may appoint one of the Board representatives to be Chairman of the Board. The Chairman of the Board shall, at the request of any Board representative, call Special Meetings of the Board of Directors and shall, if present, preside at the meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by this Agreement.
          (b) Delegation of Authority and Duties.
               (i) The initial officers of the Company may be chosen by either the Board of Directors or the Member. Thereafter, the officers may be elected or removed (with or without cause) by the Member, the Board of Directors or as otherwise set forth in this Agreement.
               (ii) The Chief Executive Officer of the Company shall have the authority and duties in the management of the Company as are normally associated with such office. Subject to the control and direction of the Board of Directors, the Chief Executive

Officer shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company’s day-to-day operations.
               (iii) The President of the Company, if any, shall be responsible for the day-to-day management of the Company. Subject to the control and direction of the Board of Directors and the Chief Executive Officer, if any, the President shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company’s day-to-day operations. The President shall keep the Chief Executive Officer fully informed of all developments relating to the business of the Company. The authority to appoint and remove the Chief Executive Officer and the President shall be vested in the Board of Directors. The President shall report directly to the Chief Executive Officer.
               (iv) The Chief Executive Officer (or, if none, the President) may appoint and elect (as well as remove or replace with or without cause), as he deems necessary, Vice Presidents, a Treasurer, Assistant Treasurers or Chief Financial Officer, a Secretary and Assistant Secretaries of the Company (collectively, but excluding the Chief Executive Officer and the President, the “Officers”). The compensation, if any, of the Officers shall be approved by the Board of Directors.
               (v) The Vice President, or, if there shall be more than one, the Vice Presidents, shall perform such duties and may exercise such powers as may be permitted by this Agreement and as may, from time to time, be assigned to the respective Vice Presidents by the Chief Executive Officer, the President or the Board of Directors.
               (vi) The Secretary or the Secretary’s delegate, shall act as secretary of all meetings of the Board of Directors, unless otherwise decided by the attendees, and keep the minutes which shall be filed in the minute books of the Company provided for that purpose; shall see that all notices required to be given by the Company or the Board of Directors are given and served; shall have charge of the books, records and papers of the Company relating to its organization and management as a limited liability company and shall see that the reports, statements and other documents required by law are properly kept and filed; and shall, in general, perform all the duties as from time to time may be assigned by the Board of Directors, the Chief Executive Officer or the President.
               (vii) The Treasurer or Chief Financial Officer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Company; receive and give receipts for moneys due and payable to the Company from any sources whatsoever; deposit all moneys due and payable to the Company from any sources whatsoever; deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as shall be selected by the Board of Directors against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Company signed in such manner as shall be determined by the Board of Directors and be responsible of the accuracy of the amounts of all moneys so disbursed; regularly enter or cause to be entered in books to be kept by the Treasurer or under the Treasurer’s direction full and adequate account of all moneys received or paid by the Treasurer for the account of the Company; have the right to require from time to time, reports or statements giving such information as he may desire with respect to any and all financial transactions of the Company from the Officers or agents transacting the same; render to the

Chief Executive Officer, the President or the Board of Directors whenever the Chief Executive Officer, the President or the Board of Directors, respectively, shall so require, an account of the financial condition of the Company and of all transactions as treasurer; exhibit at all reasonable times the books of account and other records to any of the representatives of the Board of Directors upon the request at the office of the Company where such books and records are kept; shall be responsible for coordinating the preparation of all tax returns and other documents required to be filed by the Company; and, in general, perform all other duties commonly incident to the office of treasurer; and shall perform other such duties as from time to time may be assigned thereto by the Chief Executive Officer, the President or the Board of Directors. The Treasurer shall have no responsibility for any obligation or duty described above to the extent that the Chief Executive Officer, the President or the Board of Directors determines that such obligation or duty should be assigned or delegated to any other person.
               (viii) In addition, the Board of Directors may, from time to time as it deems advisable, delegate to one or more persons (inclusive of any representative of the Board of Directors) such authority and duties as the Board of Directors is granted under this Agreement, and the Board of Directors shall assign in writing titles (including, without limitation, Vice President, Assistant Secretary and Assistant Treasurer) to any such person (each of whom shall also be “Officers” as that term is used in this Agreement). Unless the Board of Directors decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 7(b) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 7(b). Any number of titles may be held by the same person. Any delegation pursuant to this Section 7(b) may be revoked at any time by the Board of Directors.
               (ix) Unless authorized to do so by this Agreement, the Chief Executive Officer, the President or the Board of Directors, no single Board representative or Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.
          (c) Liability of Board Representatives and Officers.
               (i) None of the Chief Executive Officer, the President, any Officer or any Board representative shall be personally liable for the debts, obligations and liabilities of the Company.
               (ii) Notwithstanding anything to the contrary in this Agreement and except to the extent required by the Act and any other applicable law, no Board representative shall be liable to the Company or the Member for any action taken or omitted to be taken by such Person, provided that such person did not act in bad faith and such action or omission does not involve the fraud, gross negligence or willful misconduct of such person.

          (d) Indemnification.
               (i) The Company shall, to the maximum extent permitted by law, indemnify and hold harmless each Member, Board representative and Officer and their respective directors, officers, partners, employees, agents and affiliates (each, an “Indemnitee”) from and against any and all liabilities, damages, reasonable expenses (including reasonable legal fees and expenses), judgments, amounts paid in settlement and fines actually and reasonable incurred by such Indemnitee arising out of or in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether of a civil, criminal, administrative, investigative or other nature, or any appeal thereof, to which such Indemnitee was or is a party or is threatened to be made a party, by reason of (i) any such Indemnitee’s status as a Member, Board representative or Officer, or (ii) any action taken or omitted to be taken by any such Indemnitee in any capacity referred to in clause (i) of Section 7(a) (including, without limitation, any such action or omission prior to the formation of the Company or prior to being appointed to such status), relating to this Agreement or the formation, capitalization, business, affairs or management of, or the property of, the Company; provided, however, that the Indemnitee did not act in bad faith and the act or omission which is the basis of such claim, demand, action, suit or proceeding did not involve the fraud, gross negligence or willful misconduct of such Indemnitee; provided, further, that the Company shall indemnify an Indemnitee for the defense of any action brought in the name of the Company to procure a judgment in its favor by a Member only to the extent that such indemnification is permitted by applicable law (including without limitation the Act).
               (ii) To the fullest extent permitted by law, reasonable expenses (including reasonable legal fees and expenses) incurred in defending any claim, demand, action, suit or proceeding subject to this Section 7(d) shall be paid or reimbursed periodically by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall be determined, as permitted by the Company as authorized hereunder.
               (iii) The indemnification provided by this Section 7(d) shall be in addition to any other rights to which an Indemnitee may be entitled, and shall continue as to an Indemnitee who has ceased to serve in a capacity for which the Indemnitee is entitled to indemnification.
               (iv) To the extent commercially reasonable, the Company shall have the right to purchase and maintain insurance on behalf of the Indemnitees against any liability which may be asserted against or expense which may be incurred by an Indemnitee in connection with the Company’s activities, whether or not the company would have the power to indemnify an Indemnitee against such liability under the provisions of this Agreement; and the cost of premium of any such insurance shall be borne by the Company. Notwithstanding the foregoing, the Company shall not provide directors’ and officers’ liability insurance to the Board representatives without the unanimous approval of the Members.

     8. Capital Contributions.
          Capital contributions shall be made in cash or in the form of securities or other instruments. The Member may make such additional capital contributions to the Company as it, in its sole discretion, may deem necessary or advisable. Upon payment of such initial capital contributions, the interest of the Member in the Company shall be fully paid and non-assessable.
     9. Tax Status.
          The Member shall take such steps, if any, as may be necessary to cause the Company to be disregarded as a separate entity for federal income tax purposes pursuant to Treasury Regulation 301.7701-3 issued by the Internal Revenue Service pursuant to the Internal Revenue Code of 1986, as amended, or any successor regulation.
     10. New Members.
          New members of the Company may be admitted by the Member at any time. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Member.
     11. Withdrawals.
          Subject to the requirements of applicable law, the Member may withdraw all or a portion of its capital from the Company at any time. Withdrawals may be in cash or in securities or other instruments held by the Company.
     12. Limited Liability of the Member.
          The Member in its capacity as a member shall not be liable for any debts, obligations or liabilities of the Company.
     13. Amendments.
          The Member may amend this Agreement at any time by written instrument signed by the Member and filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.
     14. Miscellaneous.
          (a) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          (b) Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
          (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.
     15. Interest Certificates
          The interest of the Member in the Company shall be represented by a certificate setting forth the name of the Company, its state and year of organization and the percentage of the interests in the Company owned by the Member. The certificate shall be signed by (i) the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and (ii) the Chief Financial Officer, the Secretary or Assistant Secretary or the Treasurer or Assistant Treasurer. The certificate shall be in such form as shall be approved by the Board of Directors.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 23rd day of July 2009.

MEDASSETS, INC.
By:	/s/ Jonathan H. Glenn
Jonathan H. Glenn
Executive Vice President, Chief Legal and Administrative Officer

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